Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 3, 2026 relating to the combined financial statements of Versant Media Group, Inc., appearing in the Annual Report on Form 10-K of Versant Media Group, Inc. for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP
New York, NY
September 9, 2026